UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2006

M.B.A. Holdings, Inc.
(Exact name of registrant as specified in its Charter)

Nevada	0-28221	87-0522680
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

9419 E. San Salvador, Suite 105, Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

(480) 860-2288

(Registrant's telephone number)

Item 2.01	Completion of Acquisition or Disposition of Assets.

(a) The Company had on July 14, 2006 contracted for the sale of the business interests of its wholly owned subsidiary WorldWide Motorcycle Rentals, LLC to Liberty Motorcycle Rentals, LLC. Those business interests are comprised of the assets, liabilities, and operations of the DBA Blue Sky Motorcycle Rental located in Tempe, Arizona. By agreement, the sale date was made retroactive to July 1, 2006. Liberty Motorcycle Rentals, LLC is wholly owned by Dan S. and Myly Y. Marovich, a married couple. WorldWide Motorcycle Rentals, LLC had originally purchased the DBA from Liberty Motorcycle Rentals, LLC and had employed Dan Marovich to manage its operation. Mr. Marovich assumes most assets and liabilities of the company as set forth in the contract. For the sale of its business interests, the Company received payment of $10.00 and cancellation of its note payable, and employment contract, to the buyer. The value of the depreciated capital assets assumed by the buyer is $64,000. An amount of indebtedness (undetermined at this time) accompanies these assets.

(b) The company also has/had an agreement to sell/transfer the assets of Escape Eagles, Inc. of Las Vegas, Nevada to Viktor Pasbt, the current manager and former owner. Mr. Pasbt elected to assume control set forth under the orginial contract of sale; whereas, MBA sought to protect the interests of both parties with a sales contract. While it has not been possible to obtain a contractual agreement, an amicable understanding exists that responsibility for operations, most assets, and most liabilities passed to Mr. Pabst effective July 1, 2006.

Item 9.01.	Financial Statements and Exhibits.

(a)	All financial aspects of this Form 8-K will be disclosed in the upcoming third Quarter filing.

(b)	Not applicable.

(c)	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.B.A. Holdings, Inc.

Date: July 21, 2006	By:	/s/ Gaylen M. Brotherson

Gaylen M. Brotherson Chief Financial Officer